Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products

Balchem Corporation Reports Record First Quarter Sales of $185.7 Million, Net Earnings of $23.4 Million, GAAP EPS of $0.72, and Adjusted EPS of $0.87

New Hampton, NY, April 30, 2021 - Balchem Corporation (NASDAQ: BCPC) reported today first quarter 2021 net earnings of $23.4 million, compared to net earnings of $19.8 million for the first quarter 2020, adjusted net earnings(a) of $28.4 million, compared to $26.4 million in the prior year quarter, and adjusted EBITDA(a) of $45.7 million, compared to $42.4 million in the prior year quarter.

First Quarter 2021 Financial Highlights:
•Net sales were $185.7 million, an increase of $11.2 million, or 6.4%, compared to the prior year quarter, with year over year sales growth in all three segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
•Adjusted EBITDA was $45.7 million, an increase of $3.4 million, or 7.9%, from the prior year.
•GAAP net earnings were $23.4 million, an increase of $3.6 million, or 18.4%, from the prior year. These net earnings resulted in GAAP earnings per share of $0.72.
•Adjusted net earnings were $28.4 million, an increase of $2.0 million, or 7.6%, from the prior year. These adjusted net earnings resulted in adjusted earnings per share(a) of $0.87.
•The effective tax rate of 21.9% was 264 basis points higher than the prior year tax rate of 19.3%.
•Cash flows from operations were $40.6 million, an increase of $18.0 million from the prior year, with quarterly free cash flow(a) of $34.4 million compared to $17.4 million for the prior year quarter.

Recent Highlights:
•Balchem proudly signed the CEO Action for Diversity & Inclusion™ pledge as a further commitment to advance diversity and inclusion within our workplace. The CEO pledge outlines a specific set of actions the signatory CEOs will take to cultivate a trusting environment where all ideas are welcomed and employees feel comfortable and empowered to have discussions about diversity and inclusion.
•Strong cash flows in the first quarter enabled the company to make net repayments on its revolving debt of $10.0 million, lowering net debt to $65.0 million, with an overall leverage ratio on a net debt basis of 0.4.
•Successfully added another manufacturing facility onto our new ERP system during the first quarter of 2021. Approximately 96% of revenue is now on the new system and we expect to complete full implementation of the project this year.
•The COVID-19 response has continued to require attention year to date with our focus on employee safety first, keeping our manufacturing sites operational, satisfying customer needs, preserving cash and ensuring strong liquidity, and responding to changes in this dynamic market environment as appropriate.

Ted Harris, Chairman, CEO, and President of Balchem said, “We have continued the strong momentum from 2020 into the first quarter of 2021, delivering all-time record quarterly sales, net earnings, earnings per share, and adjusted EBITDA.”

Mr. Harris added, “We are very pleased to deliver sales growth in all three of our business segments, not only versus the prior year's quarter, but also sequentially versus the fourth quarter 2020, reflecting a modest but gradual re-opening of economies around the world.”

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended March 31, 2021 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$185,656	$174,436
Gross margin	58,727	55,331
Operating expenses	28,152	29,053
Earnings from operations	30,575	26,278
Other expense	592	1,788
Earnings before income tax expense	29,983	24,490
Income tax expense	6,572	4,722
Net earnings	$23,411	$19,768

Diluted net earnings per common share	$0.72	$0.61

Adjusted EBITDA(a)	$45,724	$42,371
Adjusted net earnings(a)	$28,447	$26,441
Diluted adjusted net earnings per common share(a)	$0.87	$0.81

Shares used in the calculations of diluted net earnings per common share and diluted adjusted net earnings per common share	32,657	32,517

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the First Quarter of 2021:
The Human Nutrition & Health segment generated all-time record quarterly sales of $104.5 million, an increase of $9.0 million or 9.4% compared to the prior year quarter. The increase was driven both by strong sales growth of chelated minerals and choline nutrients, as well as higher sales within food and beverage markets. This segment generated all-time record quarterly earnings from operations of $19.7 million, an increase of $7.6 million or 62.3% compared to $12.1 million in the prior year quarter, primarily due to the aforementioned higher sales, product mix, and manufacturing efficiencies, partially offset by higher raw material costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $4.4 million and $4.8 million for the first quarter of 2021 and 2020, respectively, all-time record adjusted earnings from operations(a) for this segment were $24.0 million, compared to $17.2 million in the prior year quarter.
The Animal Nutrition & Health segment generated all-time record quarterly sales of $51.1 million, an increase of $2.5 million or 5.2% compared to the prior year quarter. The increase was primarily the result of higher sales in both Monogastric and Ruminant animal markets and a favorable impact related to changes in foreign currency exchange rates. First quarter earnings from operations for this segment of $5.1 million decreased $3.0 million or 37.1% compared to $8.0 million in the prior year quarter, primarily due to increases in raw material costs and distribution costs, along with an unfavorable mix. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.2 million in the first quarters of 2021 and 2020, adjusted earnings from operations for this segment were $5.2 million, compared to $8.2 million in the prior year quarter.

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Balchem Corporation (NASDAQ:BCPC)
The Specialty Products segment generated sales of $28.0 million for the quarter ended March 31, 2021, up very slightly from the same quarter in 2020, primarily due to higher sales of products for the medical device sterilization market and a favorable impact related to changes in foreign currency exchange rates, offset by lower sales in the plant nutrition business. First quarter earnings from operations for this segment were $7.2 million, versus $8.0 million in the prior year comparable quarter, a decrease of $0.8 million or 10.0%, primarily due to increases in raw material costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the first quarter of 2021 and 2020 of $1.4 million and $1.6 million, respectively, adjusted earnings from operations for this segment were $8.6 million, compared to $9.6 million in the prior year quarter.
All-time record consolidated gross margin for the quarter ended March 31, 2021 of $58.7 million increased by $3.4 million or 6.1%, compared to $55.3 million for the prior year comparable period. Gross margin as a percentage of sales was 31.6% as compared to 31.7% in the prior year period, a decrease of 9 basis points, primarily due to a significant increase in certain raw material and distribution costs, partially offset by favorable mix and manufacturing efficiencies. Operating expenses of $28.2 million for the quarter decreased $0.9 million from the prior year comparable quarter, principally due to a decrease in transaction and integration costs, travel, bad debt expense, and amortization, partially offset by certain higher compensation-related costs. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.0 million, operating expenses were $22.1 million, or 11.9% of sales.
Interest expense was $0.7 million in the first quarter of 2021. Our effective tax rates for the three months ended March 31, 2021 and 2020 were 21.9% and 19.3%, respectively. The increase in the effective tax rate from the prior year was primarily due to a reduction in certain tax credits and higher enacted tax rates in several states within the United States.
For the quarter ended March 31, 2021, cash flows provided by operating activities were $40.6 million, and free cash flow was $34.4 million. The $192.4 million of net working capital on March 31, 2021 included a cash balance of $88.5 million, which reflects a first quarter 2021 dividend payment of $18.7 million, net repayments of the revolving debt of $10.0 million, and capital expenditures and intangible assets acquired of $6.3 million.
Ted Harris said, “The first quarter of 2021 was an excellent quarter for Balchem. We faced new macro-economic challenges in the latest quarter, particularly from significantly higher raw material and distribution costs as well as complexities associated with logistical disruptions. But we stepped up to meet these challenges and the strong financial results we delivered in the first quarter once again reflect the resilience of both our team of employees and our business model.”
Mr. Harris went on to add, “I am also very proud to have recently signed the CEO Action for Diversity & Inclusion™ pledge as we continue to advance our diversity and inclusion initiatives. Signing the pledge is another important step in our continuous improvement journey relative to all of our social, environmental, and governance responsibilities.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Friday, April 30, 2021, at 11:00 AM Eastern Time (ET) to review first quarter 2021 results. Ted Harris, Chairman of the Board, CEO and President, and Martin Bengtsson, CFO, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341) five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, May 14, 2021. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13718858.
Segment Information
Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Danielle Polanco, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended March 31,
	2021	2020
Human Nutrition & Health	$104,516	$95,508
Animal Nutrition & Health	51,148	48,641
Specialty Products	28,008	27,996
Other and Unallocated (1)	1,984	2,291
Total	$185,656	$174,436

Business Segment Earnings Before Income Taxes:	Three Months Ended March 31,
	2021	2020
Human Nutrition & Health	$19,690	$12,135
Animal Nutrition & Health	5,056	8,044
Specialty Products	7,189	7,986
Other and Unallocated (1)	(1,360)	(1,887)
Interest and other expense	(592)	(1,788)
Total	$29,983	$24,490

(1) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $234 and $1,272 for the three months ended March 31, 2021 and 2020 (refer to note 4 for descriptions of these charges), respectively, and (ii) Unallocated amortization expense of $604 and $401 for the three months ended March 31, 2021 and 2020, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	(unaudited)
	March 31, 2021	December 31, 2020

Cash and Cash Equivalents	$88,535	$84,571
Accounts Receivable, net	106,806	98,214
Inventories	77,022	70,620
Other Current Assets	8,841	13,483
Total Current Assets	281,204	266,888

Property, Plant & Equipment, net	226,513	228,096
Goodwill	526,246	529,463
Intangible Assets with Finite Lives, net	113,659	121,660
Right of Use Assets	8,708	8,410
Other Assets	12,885	11,326
Total Assets	$1,169,215	$1,165,843

Current Liabilities	$88,763	$94,428
Revolving Loan	153,569	163,569
Deferred Income Taxes	51,865	51,359
Derivative Liabilities	6,758	11,658
Long-Term Obligations	18,768	16,596
Total Liabilities	319,723	337,610

Stockholders' Equity	849,492	828,233

Total Liabilities and Stockholders' Equity	$1,169,215	$1,165,843

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$23,411	$19,768
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,364	12,549
Stock compensation expense	2,622	2,181
Other adjustments	(161)	634
Changes in assets and liabilities	2,371	(12,567)
Net cash provided by operating activities	40,607	22,565

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(6,312)	(5,394)
Proceeds from insurance and sale of assets	86	—
Net cash used in investing activities	(6,226)	(5,394)

Cash flows from financing activities:
Proceeds from revolving loan	5,000	10,000
Principal payments on revolving loan	(15,000)	(5,000)
Principal payments on finance lease	(39)	—
Proceeds from stock options exercised	2,402	4,435
Dividends paid	(18,700)	(16,704)
Purchase of treasury stock	(1,596)	(891)
Net cash used in financing activities	(27,933)	(8,160)

Effect of exchange rate changes on cash	(2,484)	(724)

Increase in cash and cash equivalents	3,964	8,287

Cash and cash equivalents, beginning of period	84,571	65,672
Cash and cash equivalents, end of period	$88,535	$73,959

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the fair valuation of acquired inventory, goodwill impairment, and restructuring costs. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

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Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Reconciliation of adjusted gross margin
GAAP gross margin	$58,727	$55,331
Inventory valuation adjustment (2)	—	208
Amortization of intangible assets and finance lease (3)	489	724
Adjusted gross margin	$59,216	$56,263

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$30,575	$26,278
Inventory valuation adjustment (2)	—	208
Amortization of intangible assets and finance lease (3)	6,536	6,979
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	234	1,272
Adjusted earnings from operations	$37,345	$34,737

Reconciliation of adjusted net earnings
GAAP net earnings	$23,411	$19,768
Inventory valuation adjustment (2)	—	208
Amortization of intangible assets and finance lease (3)	6,607	7,049
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	234	1,272
Income tax adjustment (5)	(1,805)	(1,856)
Adjusted net earnings	$28,447	$26,441

Adjusted net earnings per common share - diluted	$0.87	$0.81

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Earnings calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2021 and 2020.

Table 2
(unaudited)

	Three Months Ended March 31,
	2021	2020
Net earnings - as reported	$23,411	$19,768
Add back:
Provision for income taxes	6,572	4,722
Other expense	592	1,788
Depreciation and amortization	12,293	12,479
EBITDA	42,868	38,757
Add back certain items:
Non-cash compensation expense related to equity awards	2,622	2,134
Inventory valuation adjustment (2)	—	208
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	234	1,272
Adjusted EBITDA	$45,724	$42,371

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three months ended March 31, 2021 and 2020.

Table 3
(unaudited)

	Three Months Ended March 31,
	2021	Effective Tax Rate	2020	Effective Tax Rate
GAAP Income Tax Expense	$6,572	21.9%	$4,722	19.3%
Impact of ASU 2016-09 (6)	249		157
Adjusted Income Tax Expense	$6,821	22.7%	$4,879	19.9%

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three months ended March 31, 2021 and 2020.

Table 4
(unaudited)

	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$40,607	$22,565
Capital expenditures and capitalized ERP implementation costs	(6,175)	(5,152)
Free cash flow	$34,432	$17,413

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Balchem Corporation (NASDAQ:BCPC)

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(6) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three months ended March 31, 2021 and 2020, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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